Exhibit 10.1
PURCHASE AND ASSUMPTION AGREEMENT
WHOLE BANK
AMONG
FEDERAL DEPOSIT INSURANCE CORPORATION,
RECEIVER OF WASHINGTON MUTUAL BANK,
HENDERSON, NEVADA
FEDERAL DEPOSIT INSURANCE CORPORATION
and
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
DATED AS OF
SEPTEMBER 25, 2008

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS	2

ARTICLE II	ASSUMPTION OF LIABILITIES	8

2.1	Liabilities Assumed by Assuming Bank	8
2.2	Interest on Deposit Liabilities	8
2.3	Unclaimed Deposits	8
2.4	Omitted	9
2.5	Borrower Claims	9

ARTICLE III	PURCHASE OF ASSETS	9

3.1	Assets Purchased by Assuming Bank	9
3.2	Asset Purchase Price	9
3.3	Manner of Conveyance; Limited Warranty; Nonrecourse; Etc.	10
3.4	Puts of Assets to the Receiver	10
3.5	Assets Not Purchased by Assuming Bank	11
3.6	Assets Essential to Receiver	11

ARTICLE IV	ASSUMPTION OF CERTAIN DUTIES AND OBLIGATIONS	13

4.1	Continuation of Banking Business	13
4.2	Agreement with Respect to Credit Card Business	13
4.3	Agreement with Respect to Safe Deposit Business	13
4.4	Agreement with Respect to Safekeeping Business	13
4.5	Agreement with Respect to Trust Business	13
4.6	Agreement with Respect to Bank Premises	14
4.7	Agreement with Respect to Leased Data Processing Equipment	16
4.8	Agreement with Respect to Certain Existing Agreements	16
4.9	Informational Tax Reporting	17
4.10	Insurance	17
4.11	Office Space for Receiver and Corporation	17
4.12	Omitted	18
4.13	Omitted	18

Execution Copy Whole Bank P&A	Washington Mutual Bank Henderson, Nevada

ARTICLE V	DUTIES WITH RESPECT TO DEPOSITORS OF THE FAILED BANK	18

5.1	Payment of Checks, Drafts and Orders	18
5.2	Certain Agreements Related to Deposits	18
5.3	Notice to Depositors	18

ARTICLE VI	RECORDS	19

6.1	Transfer of Records	19
6.2	Delivery of Assigned Records	20
6.3	Preservation of Records	20
6.4	Access to Records; Copies	20

ARTICLE VII	BID; INITIAL PAYMENT	20

ARTICLE VIII	PROFORMA	21

ARTICLE IX	CONTINUING COOPERATION	21

9.1	General Matters	21
9.2	Additional Title Documents	21
9.3	Claims and Suits	21
9.4	Payment of Deposits	22
9.5	Withheld Payments	22
9.6	Proceedings with Respect to Certain Assets and Liabilities	22
9.7	Information	23

ARTICLE X	CONDITION PRECEDENT	23

ARTICLE XI	REPRESENTATIONS AND WARRANTIES OF THE ASSUMING BANK	23

ARTICLE XII	INDEMNIFICATION	25

12.1	Indemnification of Indemnitees	25
12.2	Conditions Precedent to Indemnification	27
12.3	No Additional Warranty	28
12.4	Indemnification of Corporation and Receiver	29
12.5	Obligations Supplemental	29
12.6	Criminal Claims	29
12.7	Limited Guaranty of the Corporation	29
12.8	Subrogation	30

Execution Copy Whole Bank P&A	Washington Mutual Bank Henderson, Nevada

ARTICLE XIII	MISCELLANEOUS	30

13.1	Entire Agreement	30
13.2	Headings	30
13.3	Counterparts	30
13.4	Governing Law	30
13.5	Successors	30
13.6	Modification; Assignment	31
13.7	Notice	31
13.8	Manner of Payment	31
13.9	Costs, Fees and Expenses	32
13.10	Waiver	32
13.11	Severability	32
13.12	Term of Agreement	32
13.13	Survival of Covenants, Etc.	32

SCHEDULES

2.1	Certain Liabilities Not Assumed	34
3.2	Purchase Price of Assets or Assets	35
3.5	Certain Assets Not Purchased	37

EXHIBIT

3.2(c)	Valuation of Certain Qualified Financial Contracts	38

Execution Copy Whole Bank P&A	Washington Mutual Bank Henderson, Nevada

PURCHASE AND ASSUMPTION AGREEMENT
WHOLE BANK
     THIS AGREEMENT, made and entered into as of the 25th day of September, 2008, by and among the FEDERAL DEPOSIT INSURANCE CORPORATION, RECEIVER of WASHINGTON MUTUAL BANK, HENDERSON, NEVADA (the “Receiver”), JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, organized under the laws of the United States of America, and having its principal place of business in Seattle, Washington (the “Assuming Bank”), and the FEDERAL DEPOSIT INSURANCE CORPORATION, organized under the laws of the United States of America and having its principal office in Washington, D.C., acting in its corporate capacity (the “Corporation”).
WITNESSETH:
     WHEREAS, on Bank Closing, the Chartering Authority closed Washington Mutual Bank (the “Failed Bank”) pursuant to applicable law and the Corporation was appointed Receiver thereof; and
     WHEREAS, the Assuming Bank desires to purchase substantially all of the assets and assume all deposit and substantially all other liabilities of the Failed Bank on the terms and conditions set forth in this Agreement; and
     WHEREAS, pursuant to 12 U.S.C. Section 1823(c)(2)(A), the Corporation may provide assistance to the Assuming Bank to facilitate the transactions contemplated by this Agreement, which assistance may include indemnification pursuant to Article XII; and
     WHEREAS, the Board of Directors of the Corporation (the “Board”) has determined to provide assistance to the Assuming Bank on the terms and subject to the conditions set forth in this Agreement; and
     WHEREAS, the Board has determined pursuant to 12 U.S.C. Section 1823(c)(4)(A) that such assistance is necessary to meet the obligation of the Corporation to provide insurance coverage for the insured deposits in the Failed Bank and is the least costly to the deposit insurance fund of all possible methods for meeting such obligation.
     NOW THEREFORE, in consideration of the mutual promises herein set forth and other valuable consideration, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS
     Capitalized terms used in this Agreement shall have the meanings set forth in this Article I, or elsewhere in this Agreement. As used herein, words imparting the singular include the plural and vice versa.
          “Accounting Records” means the general ledger and subsidiary ledgers and supporting schedules which support the general ledger balances.
          “Acquired Subsidiaries” means Subsidiaries of the Failed Bank acquired pursuant to Section 3.1.
          “Adversely Classified” means, with respect to any Loan or security, a Loan or security which has been designated in the most recent report of examination as “Substandard,” “Doubtful” or “Loss” by the Failed Bank’s appropriate Federal or State Chartering Authority or regulator.
          “Affiliate” of any Person means any director, officer, or employee of that Person and any other Person (i) who is directly or indirectly controlling, or controlled by, or under direct or indirect common control with, such Person, or (ii) who is an affiliate of such Person as the term “affiliate” is defined in Section 2 of the Bank Holding Company Act of 1956, as amended, 12 U.S.C. Section 1841.
          “Agreement” means this Purchase and Assumption Agreement by and among the Assuming Bank, the Corporation and the Receiver, as amended or otherwise modified from time to time.
          “Assets” means all assets of the Failed Bank purchased pursuant to Section 3.1. Assets owned by Subsidiaries of the Failed Bank are not “Assets” within the meaning of this definition.
          “Assumed Deposits” means Deposits.
          “Bank Closing” means the close of business of the Failed Bank on the date on which the Chartering Authority closed such institution.
          “Bank Premises” means the banking houses, drive-in banking facilities, and teller facilities (staffed or automated) together with appurtenant parking, storage and service facilities and structures connecting remote facilities to banking houses, and land on which the foregoing are located, that are owned or leased by the Failed Bank and that are occupied by the Failed Bank as of Bank Closing.
          “Bid Amount” has the meaning provided in Article VII.

Execution Copy Whole Bank P&A	Washington Mutual Bank Henderson, Nevada

          “Book Value” means, with respect to any Asset and any Liability Assumed, the dollar amount thereof stated on the Accounting Records of the Failed Bank. The Book Value of any item shall be determined as of Bank Closing after adjustments made by the Assuming Bank for normal operational and timing differences in accounts, suspense items, unposted debits and credits, and other similar adjustments or corrections and for setoffs, whether voluntary or involuntary. The Book Value of a Subsidiary of the Failed Bank acquired by the Assuming Bank shall be determined from the investment in subsidiary and related accounts on the “bank only” (unconsolidated) balance sheet of the Failed Bank based on the equity method of accounting. Without limiting the generality of the foregoing, (i) the Book Value of a Liability Assumed shall include all accrued and unpaid interest thereon as of Bank Closing, and (ii) the Book Value of a Loan shall reflect adjustments for earned interest, or unearned interest (as it relates to the “rule of 78s” or add-on-interest loans, as applicable), if any, as of Bank Closing, adjustments for the portion of earned or unearned loan-related credit life and/or disability insurance premiums, if any, attributable to the Failed Bank as of Bank Closing, and adjustments for Failed Bank Advances, if any, in each case as determined for financial reporting purposes. The Book Value of an Asset shall not include any adjustment for loan premiums, discounts or any related deferred income or fees, or general or specific reserves on the Accounting Records of the Failed Bank.
          “Business Day” means a day other than a Saturday, Sunday, Federal legal holiday or legal holiday under the laws of the State where the Failed Bank is located, or a day on which the principal office of the Corporation is closed.
          “Chartering Authority” means (i) with respect to a national bank, the Office of the Comptroller of the Currency, (ii) with respect to a Federal savings association or savings bank, the Office of Thrift Supervision, (iii) with respect to a bank or savings institution chartered by a State, the agency of such State charged with primary responsibility for regulating and/or closing banks or savings institutions, as the case may be, (iv) the Corporation in accordance with 12 U.S.C. Section 1821(c), with regard to self appointment, or (v) the appropriate Federal banking agency in accordance with 12 U.S.C. 1821(c)(9).
          “Commitment” means the unfunded portion of a line of credit or other commitment reflected on the books and records of the Failed Bank to make an extension of credit (or additional advances with respect to a Loan) that was legally binding on the Failed Bank as of Bank Closing, other than extensions of credit pursuant to the credit card business and overdraft protection plans of the Failed Bank, if any.
          “Credit Documents” mean the agreements, instruments, certificates or other documents at any time evidencing or otherwise relating to, governing or executed in connection with or as security for, a Loan, including without limitation notes, bonds, loan agreements, letter of credit applications, lease financing contracts, banker’s acceptances, drafts, interest protection agreements, currency exchange agreements, repurchase agreements, reverse repurchase agreements, guarantees, deeds of trust, mortgages, assignments, security agreements, pledges, subordination or priority agreements, lien priority agreements, undertakings, security instruments, certificates, documents, legal opinions, participation agreements and intercreditor agreements, and all amendments, modifications, renewals, extensions, rearrangements, and substitutions with respect to any of the foregoing.

Execution Copy Whole Bank P&A	Washington Mutual Bank Henderson, Nevada

          “Credit File” means all Credit Documents and all other credit, collateral, or insurance documents in the possession or custody of the Assuming Bank, or any of its Subsidiaries or Affiliates, relating to an Asset or a Loan included in a Put Notice, or copies of any thereof.
          “Data Processing Lease” means any lease or licensing agreement, binding on the Failed Bank as of Bank Closing, the subject of which is data processing equipment or computer hardware or software used in connection with data processing activities. A lease or licensing agreement for computer software used in connection with data processing activities shall constitute a Data Processing Lease regardless of whether such lease or licensing agreement also covers data processing equipment.
          “Deposit” means a deposit as defined in 12 U.S.C. Section 1813(l), including without limitation, outstanding cashier’s checks and other official checks and all uncollected items included in the depositors’ balances and credited on the books and records of the Failed Bank; provided, that the term “Deposit” shall not include all or any portion of those deposit balances which, in the discretion of the Receiver or the Corporation, (i) may be required to satisfy it for any liquidated or contingent liability of any depositor arising from an unauthorized or unlawful transaction, or (ii) may be needed to provide payment of any liability of any depositor to the Failed Bank or the Receiver, including the liability of any depositor as a director or officer of the Failed Bank, whether or not the amount of the liability is or can be determined as of Bank Closing.
          “Failed Bank Advances” means the total sums paid by the Failed Bank to (i) protect its lien position, (ii) pay ad valorem taxes and hazard insurance, and (iii) pay credit life insurance, accident and health insurance, and vendor’s single interest insurance.
          “Fixtures” means those leasehold improvements, additions, alterations and installations constituting all or a part of Bank Premises and which were acquired, added, built, installed or purchased at the expense of the Failed Bank, regardless of the holder of legal title thereto as of Bank Closing.
          “Furniture and Equipment” means the furniture and equipment (other than leased data processing equipment, including hardware and software), leased or owned by the Failed Bank and reflected on the books of the Failed Bank as of Bank Closing, including without limitation automated teller machines, carpeting, furniture, office machinery (including personal computers), shelving, office supplies, telephone, surveillance and security systems, and artwork.
          “Indemnitees” means, except as provided in paragraph (11) of Section 12.1(b), (i) the Assuming Bank, (ii) the Subsidiaries and Affiliates of the Assuming Bank other than any Subsidiaries or Affiliates of the Failed Bank that are or become Subsidiaries or Affiliates of the Assuming Bank, and (iii) the directors, officers, employees and agents of the Assuming Bank and its Subsidiaries and Affiliates who are not also present or former directors, officers, employees or agents of the Failed Bank or of any Subsidiary or Affiliate of the Failed Bank.

Execution Copy Whole Bank P&A	Washington Mutual Bank Henderson, Nevada

          “Initial Payment” means the payment made pursuant to Article VII, the amount of which shall be either (i) if the Bid Amount is positive, the Bid Amount plus the Required Payment or (ii) if the Bid Amount is negative, the Required Payment minus the Bid Amount. The Initial Payment shall be payable by the Corporation to the Assuming Bank if the Initial Payment is a negative amount. The Initial Payment shall be payable by the Assuming Bank to the Corporation if the Initial Payment is positive.
          “Legal Balance” means the amount of indebtedness legally owed by an Obligor with respect to a Loan, including principal and accrued and unpaid interest, late fees, attorneys’ fees and expenses, taxes, insurance premiums, and similar charges, if any.
          “Liabilities Assumed” has the meaning provided in Section 2.1.
          “Lien” means any mortgage, lien, pledge, charge, assignment for security purposes, security interest, or encumbrance of any kind with respect to an Asset, including any conditional sale agreement or capital lease or other title retention agreement relating to such Asset.
          “Loans” means all of the following owed to or held by the Failed Bank as of Bank Closing:
          (i) loans (including loans which have been charged off the Accounting Records of the Failed Bank in whole or in part prior to Bank Closing), participation agreements, interests in participations, overdrafts of customers (including but not limited to overdrafts made pursuant to an overdraft protection plan or similar extensions of credit in connection with a deposit account), revolving commercial lines of credit, home equity lines of credit, Commitments, United States and/or State-guaranteed student loans, and lease financing contracts;
          (ii) all Liens, rights (including rights of set-off), remedies, powers, privileges, demands, claims, priorities, equities and benefits owned or held by, or accruing or to accrue to or for the benefit of, the holder of the obligations or instruments referred to in clause (i) above, including but not limited to those arising under or based upon Credit Documents, casualty insurance policies and binders, standby letters of credit, mortgagee title insurance policies and binders, payment bonds and performance bonds at any time and from time to time existing with respect to any of the obligations or instruments referred to in clause (i) above; and
          (iii) all amendments, modifications, renewals, extensions, refinancings, and refundings of or for any of the foregoing;
provided, that there shall be excluded from the definition of “Loans” amounts owing under Qualified Financial Contracts.
          “Obligor” means each Person liable for the full or partial payment or performance of any Loan, whether such Person is obligated directly, indirectly, primarily, secondarily, jointly, or severally.

Execution Copy Whole Bank P&A	Washington Mutual Bank Henderson, Nevada

          “Other Real Estate” means all interests in real estate (other than Bank Premises and Fixtures), including but not limited to mineral rights, leasehold rights, condominium and cooperative interests, air rights and development rights that are owned by the Failed Bank.
          “Payment Date” means the first Business Day after Bank Closing.
          “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, or government or any agency or political subdivision thereof, excluding the Corporation.
          “Primary Indemnitor” means any Person (other than the Assuming Bank or any of its Affiliates) who is obligated to indemnify or insure, or otherwise make payments (including payments on account of claims made against) to or on behalf of any Person in connection with the claims covered under Article XII, including without limitation any insurer issuing any directors and officers liability policy or any Person issuing a financial institution bond or banker’s blanket bond.
          “Proforma” means producing a balance sheet that reflects a reasonably accurate financial statement of the Failed Bank through the date of closing. The Proforma financial statements serve as a basis for the opening entries of both the Assuming Bank and the Receiver.
          “Put Date” has the meaning provided in Section 3.4.
          “Put Notice” has the meaning provided in Section 3.4.
          “Qualified Financial Contract” means a qualified financial contract as defined in 12 U.S.C. Section 1821(e)(8)(D).
          “Record” means any document, microfiche, microfilm and computer records (including but not limited to magnetic tape, disc storage, card forms and printed copy) of the Failed Bank generated or maintained by the Failed Bank that is owned by or in the possession of the Receiver at Bank Closing.
          “Related Liability” with respect to any Asset means any liability existing and reflected on the Accounting Records of the Failed Bank as of Bank Closing for (i) indebtedness secured by mortgages, deeds of trust, chattel mortgages, security interests or other liens on or affecting such Asset, (ii) ad valorem taxes applicable to such Asset, and (iii) any other obligation determined by the Receiver to be directly related to such Asset.
          “Related Liability Amount” with respect to any Related Liability on the books of the Assuming Bank, means the amount of such Related Liability as stated on the Accounting Records of the Assuming Bank (as maintained in accordance with generally accepted accounting principles) as of the date as of which the Related Liability Amount is being determined. With respect to a liability that relates to more than one asset, the amount of such Related Liability shall be allocated among such assets for the purpose of determining the Related Liability Amount with

Execution Copy Whole Bank P&A	Washington Mutual Bank Henderson, Nevada

respect to any one of such assets. Such allocation shall be made by specific allocation, where determinable, and otherwise shall be pro rata based upon the dollar amount of such assets stated on the Accounting Records of the entity that owns such asset.
          “Required Payment” means $50,000,000.00.
          “Repurchase Price” means with respect to any Asset or asset, which shall be determined by the Receiver, the lesser of (a) or (b):
          (a) (i) in the event of a negative Bid Amount, the amount paid by the Assuming Bank, discounted by a percentage equal to the quotient produced by dividing the Assuming Bank’s Bid Amount by the aggregate Book Value of the Risk Assets of the Failed Bank;
                (ii) in the event of a negative Bid Amount, the amount resulting from (a)(i), above, or in the event of a positive Bid Amount, the amount paid by the Assuming Bank, (x) for a Loan, shall be decreased by any portion of the Loan classified “loss” and by one-half of any portion of the Loan classified “doubtful” as of the date of Bank Closing, and (y) for any Asset or asset, including a Loan, decreased by the amount of any money received with respect thereto since Bank Closing and, if the Asset is a Loan or other interest bearing or earning asset, the resulting amount shall then be increased or decreased, as the case may be, by interest or discount (whichever is applicable) accrued from and after Bank Closing at the lower of: (i) the contract rate with respect to such Asset, or (ii) the Settlement Interest Rate; net proceeds received by or due to the Assuming Bank from the sale of collateral, any forgiveness of debt, or otherwise shall be deemed money received by the Assuming Bank; or
          (b) the dollar amount thereof stated on the Accounting Records of the Assuming Bank as of the date as of which the Repurchase Price is being determined, as maintained in accordance with generally accepted accounting principles, and, if the asset is a Loan, regardless of the Legal Balance thereof and adjusted in the same manner as the Book Value of a Failed Bank Loan would be adjusted hereunder.
Provided, however, (b), above, shall not be applicable and the Bid Amount shall be considered to have been positive for Loans repurchased pursuant to Section 3.4(a).
          “Risk Assets” means (i) all Loans purchased hereunder, excluding (a) New Loans and (b) Loans to the extent secured by Assumed Deposits (and not included in (i)(a)), plus (ii) the Accrued Interest Receivable, Prepaid Expense, and Other Assets.
          “Safe Deposit Boxes” means the safe deposit boxes of the Failed Bank, if any, including the removable safe deposit boxes and safe deposit stacks in the Failed Bank’s vault(s), all rights and benefits (other than fees collected prior to Bank Closing) under rental agreements with respect to such safe deposit boxes, and all keys and combinations thereto.
          “Settlement Date” means the first Business Day immediately prior to the day which is one hundred eighty (180) days after Bank Closing, or such other date prior thereto as

Execution Copy Whole Bank P&A	Washington Mutual Bank Henderson, Nevada

may be agreed upon by the Receiver and the Assuming Bank. The Receiver, in its discretion, may extend the Settlement Date.
          “Settlement Interest Rate” means, for the first calendar quarter or portion thereof during which interest accrues, the rate determined by the Receiver to be equal to the equivalent coupon issue yield on twenty-six (26)-week United States Treasury Bills in effect as of Bank Closing as published in The Wall Street Journal; provided, that if no such equivalent coupon issue yield is available as of Bank Closing, the equivalent coupon issue yield for such Treasury Bills most recently published in The Wall Street Journal prior to Bank Closing shall be used. Thereafter, the rate shall be adjusted to the rate determined by the Receiver to be equal to the equivalent coupon issue yield on such Treasury Bills in effect as of the first day of each succeeding calendar quarter during which interest accrues as published in The Wall Street Journal.
          “Subsidiary” has the meaning set forth in Section 3(w)(4) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1813(w)(4), as amended.
ARTICLE II
ASSUMPTION OF LIABILITIES
     2.1 Liabilities Assumed by Assuming Bank. Subject to Sections 2.5 and 4.8, the Assuming Bank expressly assumes at Book Value (subject to adjustment pursuant to Article VIII) and agrees to pay, perform, and discharge, all of the liabilities of the Failed Bank which are reflected on the Books and Records of the Failed Bank as of Bank Closing, including the Assumed Deposits and all liabilities associated with any and all employee benefit plans, except as listed on the attached Schedule 2.1, and as otherwise provided in this Agreement (such liabilities referred to as “Liabilities Assumed”). Notwithstanding Section 4.8, the Assuming Bank specifically assumes all mortgage servicing rights and obligations of the Failed Bank.
     2.2 Interest on Deposit Liabilities. The Assuming Bank agrees that it will assume all deposit contracts as of Bank Closing, and it will accrue and pay interest on Deposit liabilities assumed pursuant to Section 2.1 at the same rate(s) and on the same terms as agreed to by the Failed Bank as existed as of Bank Closing. If such Deposit has been pledged to secure an obligation of the depositor or other party, any withdrawal thereof shall be subject to the terms of the agreement governing such pledge.
     2.3 Unclaimed Deposits. If, within eighteen (18) months after Bank Closing, any depositor of the Failed Bank does not claim or arrange to continue such depositor’s Deposit assumed pursuant to Section 2.1 at the Assuming Bank, the Assuming Bank shall, within fifteen (15) Business Days after the end of such eighteen (18)-month period, (i) refund to the Corporation the full amount of each such Deposit (without reduction for service charges), (ii) provide to the Corporation an electronic schedule of all such refunded Deposits in such form as may be prescribed by the Corporation, and (iii) assign, transfer, convey and deliver to the Receiver all right, title and interest of the Assuming Bank in and to Records previously transferred to the Assuming Bank and other records generated or maintained by the Assuming Bank pertaining to such Deposits. During such eighteen (18)-month period, at the request of the

Execution Copy Whole Bank P&A	Washington Mutual Bank Henderson, Nevada

Corporation, the Assuming Bank promptly shall provide to the Corporation schedules of unclaimed deposits in such form as may be prescribed by the Corporation.
     2.4 Omitted.
     2.5 Borrower Claims. Notwithstanding anything to the contrary in this Agreement, any liability associated with borrower claims for payment of or liability to any borrower for monetary relief, or that provide for any other form of relief to any borrower, whether or not such liability is reduced to judgment, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, legal or equitable, judicial or extra-judicial, secured or unsecured, whether asserted affirmatively or defensively, related in any way to any loan or commitment to lend made by the Failed Bank prior to failure, or to any loan made by a third party in connection with a loan which is or was held by the Failed Bank, or otherwise arising in connection with the Failed Bank’s lending or loan purchase activities are specifically not assumed by the Assuming Bank.
ARTICLE III
PURCHASE OF ASSETS
     3.1 Assets Purchased by Assuming Bank. Subject to Sections 3.5, 3.6 and 4.8, the Assuming Bank hereby purchases from the Receiver, and the Receiver hereby sells, assigns, transfers, conveys, and delivers to the Assuming Bank, all right, title, and interest of the Receiver in and to all of the assets (real, personal and mixed, wherever located and however acquired) including all subsidiaries, joint ventures, partnerships, and any and all other business combinations or arrangements, whether active, inactive, dissolved or terminated, of the Failed Bank whether or not reflected on the books of the Failed Bank as of Bank Closing. Assets are purchased hereunder by the Assuming Bank subject to all liabilities for indebtedness collateralized by Liens affecting such Assets to the extent provided in Section 2.1. The subsidiaries, joint ventures, partnerships, and any and all other business combinations or arrangements, whether active, inactive, dissolved or terminated being purchased by the Assuming Bank includes, but is not limited to, the entities listed on Schedule 3.1a. Notwithstanding Section 4.8, the Assuming Bank specifically purchases all mortgage servicing rights and obligations of the Failed Bank.
     3.2 Asset Purchase Price.
     (a) All Assets and assets of the Failed Bank subject to an option to purchase by the Assuming Bank shall be purchased for the amount, or the amount resulting from the method specified for determining the amount, as specified on Schedule 3.2, except as otherwise may be provided herein. Any Asset, asset of the Failed Bank subject to an option to purchase or other asset purchased for which no purchase price is specified on Schedule 3.2 or otherwise herein shall be purchased at its Book Value. Loans or other assets charged off the Accounting Records of the Failed Bank prior to the date of Bank Closing shall be purchased at a price of zero.

Execution Copy Whole Bank P&A	Washington Mutual Bank Henderson, Nevada

     (b) The purchase price for securities (other than the capital stock of any Acquired Subsidiary) purchased under Section 3.1 by the Assuming Bank shall be the market value thereof as of Bank Closing, which market value shall be (i) the “Mid/Last”, or “Trade” (as applicable), market price for each such security quoted at the close of the trading day effective on Bank Closing as published electronically by Bloomberg, L.P.; (ii) provided, that if such market price is not available for any such security, the Assuming Bank will submit a bid for each such security within three days of notification/bid request by the Receiver (unless a different time period is agreed to by the Assuming Bank and the Receiver) and the Receiver, in its sole discretion will accept or reject each such bid; and (iii) further provided in the absence of an acceptable bid from the Assuming Bank, each such security shall not pass to the Assuming Bank and shall be deemed to be an excluded asset hereunder.
     (c) Qualified Financial Contracts shall be purchased at market value determined in accordance with the terms of Exhibit 3.2(c). Any costs associated with such valuation shall be shared equally by the Receiver and the Assuming Bank.
     3.3 Manner of Conveyance; Limited Warranty; Nonrecourse; Etc. THE CONVEYANCE OF ALL ASSETS, INCLUDING REAL AND PERSONAL PROPERTY INTERESTS, PURCHASED BY THE ASSUMING BANK UNDER THIS AGREEMENT SHALL BE MADE, AS NECESSARY, BY RECEIVER’S DEED OR RECEIVER’S BILL OF SALE, “AS IS”, “WHERE IS”, WITHOUT RECOURSE AND, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, WITHOUT ANY WARRANTIES WHATSOEVER WITH RESPECT TO SUCH ASSETS, EXPRESS OR IMPLIED, WITH RESPECT TO TITLE, ENFORCEABILITY, COLLECTIBILITY, DOCUMENTATION OR FREEDOM FROM LIENS OR ENCUMBRANCES (IN WHOLE OR IN PART), OR ANY OTHER MATTERS.
     3.4 Puts of Assets to the Receiver.
     (a) Omitted.
     (b) Puts Prior to the Settlement Date. During the period from Bank Closing to and including the Business Day immediately preceding the Settlement Date, the Assuming Bank shall be entitled to require the Receiver to purchase any Asset which the Assuming Bank can establish is evidenced by forged or stolen instruments as of Bank Closing. The Assuming Bank shall transfer all such Assets to the Receiver without recourse, and shall indemnify the Receiver against any and all claims of any Person claiming by, through or under the Assuming Bank with respect to any such Asset, as provided in Section 12.4.
     (c) Notices to the Receiver. In the event that the Assuming Bank elects to require the Receiver to purchase one or more Assets, the Assuming Bank shall deliver to the Receiver a notice (a “Put Notice”) which shall include:
(i)	a list of all Assets that the Assuming Bank requires the Receiver to purchase;

Execution Copy Whole Bank P&A	Washington Mutual Bank Henderson, Nevada

(ii)	a list of all Related Liabilities with respect to the Assets identified pursuant to (i) above; and

(iii)	a statement of the estimated Repurchase Price of each Asset identified pursuant to (i) above as of the applicable Put Date.
Such notice shall be in the form prescribed by the Receiver or such other form to which the Receiver shall consent. As provided in Section 9.6, the Assuming Bank shall deliver to the Receiver such documents, Credit Files and such additional information relating to the subject matter of the Put Notice as the Receiver may request and shall provide to the Receiver full access to all other relevant books and records.
     (d) Purchase by Receiver. The Receiver shall purchase Loans that are specified in the Put Notice and shall assume Related Liabilities with respect to such Loans, and the transfer of such Loans and Related Liabilities shall be effective as of a date determined by the Receiver which date shall not be later than thirty (30) days after receipt by the Receiver of the Credit Files with respect to such Loans (the “Put Date”).
     (e) Purchase Price and Payment Date. Each Loan purchased by the Receiver pursuant to this Section 3.4 shall be purchased at a price equal to the Repurchase Price of such Loan less the Related Liability Amount applicable to such Loan, in each case determined as of the applicable Put Date. If the difference between such Repurchase Price and such Related Liability Amount is positive, then the Receiver shall pay to the Assuming Bank the amount of such difference; if the difference between such amounts is negative, then the Assuming Bank shall pay to the Receiver the amount of such difference. The Assuming Bank or the Receiver, as the case may be, shall pay the purchase price determined pursuant to this Section 3.4(e) not later than the twentieth (20th) Business Day following the applicable Put Date, together with interest on such amount at the Settlement Interest Rate for the period from and including such Put Date to and including the day preceding the date upon which payment is made.
     (f) Servicing. The Assuming Bank shall administer and manage any Asset subject to purchase by the Receiver in accordance with usual and prudent banking standards and business practices until such time as such Asset is purchased by the Receiver.
     (g) Reversals. In the event that the Receiver purchases an Asset (and assumes the Related Liability) that it is not required to purchase pursuant to this Section 3.4, the Assuming Bank shall repurchase such Asset (and assume such Related Liability) from the Receiver at a price computed so as to achieve the same economic result as would apply if the Receiver had never purchased such Asset pursuant to this Section 3.4.
     3.5 Assets Not Purchased by Assuming Bank. The Assuming Bank does not purchase, acquire or assume, or (except as otherwise expressly provided in this Agreement) obtain an option to purchase, acquire or assume under this Agreement the assets or Assets listed on the attached Schedule 3.5.
     3.6 Assets Essential to Receiver.

Execution Copy Whole Bank P&A	Washington Mutual Bank Henderson, Nevada

     (a) The Receiver may refuse to sell to the Assuming Bank, or the Assuming Bank agrees, at the request of the Receiver set forth in a written notice to the Assuming Bank, to assign, transfer, convey, and deliver to the Receiver all of the Assuming Bank’s right, title and interest in and to, any Asset or asset essential to the Receiver as determined by the Receiver in its discretion (together with all Credit Documents evidencing or pertaining thereto), which may include any Asset or asset that the Receiver determines to be:
(i)	made to an officer, director, or other Person engaging in the affairs of the Failed Bank, its Subsidiaries or Affiliates or any related entities of any of the foregoing;

(ii)	the subject of any investigation relating to any claim with respect to any item described in Section 3.5(a) or (b), or the subject of, or potentially the subject of, any legal proceedings;

(iii)	made to a Person who is an Obligor on a loan owned by the Receiver or the Corporation in its corporate capacity or its capacity as receiver of any institution;

(iv)	secured by collateral which also secures any asset owned by the Receiver; or

(v)	related to any asset of the Failed Bank not purchased by the Assuming Bank under this Article III or any liability of the Failed Bank not assumed by the Assuming Bank under Article II.
     (b) Each such Asset or asset purchased by the Receiver shall be purchased at a price equal to the Repurchase Price thereof less the Related Liability Amount with respect to any Related Liabilities related to such Asset or asset, in each case determined as of the date of the notice provided by the Receiver pursuant to Section 3.6(a). The Receiver shall pay the Assuming Bank not later than the twentieth (20th) Business Day following receipt of related Credit Documents and Credit Files together with interest on such amount at the Settlement Interest Rate for the period from and including the date of receipt of such documents to and including the day preceding the day on which payment is made. The Assuming Bank agrees to administer and manage each such Asset or asset in accordance with usual and prudent banking standards and business practices until each such Asset or asset is purchased by the Receiver. All transfers with respect to Asset or assets under this Section 3.6 shall be made as provided in Section 9.6. The Assuming Bank shall transfer all such Asset or assets and Related Liabilities to the Receiver without recourse, and shall indemnify the Receiver against any and all claims of any Person claiming by, through or under the Assuming Bank with respect to any such Asset or asset, as provided in Section 12.4.

Execution Copy Whole Bank P&A	Washington Mutual Bank Henderson, Nevada

ARTICLE IV
ASSUMPTION OF CERTAIN DUTIES AND OBLIGATIONS
     The Assuming Bank agrees with the Receiver and the Corporation as follows:
     4.1 Continuation of Banking Business. The Assuming Bank agrees to provide full service banking in the trade area of the Failed Bank commencing on the first banking business day (including a Saturday) after Bank Closing. At the option of the Assuming Bank, such banking services may be provided at any or all of the Bank Premises, or at other premises within such trade area.
     4.2 Agreement with Respect to Debit and Credit Card Business. The Assuming Bank agrees to honor and perform, from and after Bank Closing, all duties and obligations with respect to the Failed Bank’s debit and credit card business, and/or processing related to debit and credit cards, if any, and assumes all outstanding extensions of credit with respect thereto.
     4.3 Agreement with Respect to Safe Deposit Business. The Assuming Bank assumes and agrees to discharge, from and after Bank Closing, in the usual course of conducting a banking business, the duties and obligations of the Failed Bank with respect to all Safe Deposit Boxes, if any, of the Failed Bank and to maintain all of the necessary facilities for the use of such boxes by the renters thereof during the period for which such boxes have been rented and the rent therefor paid to the Failed Bank, subject to the provisions of the rental agreements between the Failed Bank and the respective renters of such boxes; provided, that the Assuming Bank may relocate the Safe Deposit Boxes of the Failed Bank to any office of the Assuming Bank located in the trade area of the Failed Bank. Fees related to the safe deposit business collected prior to Bank Closing shall be for the benefit of the Receiver and fees collected after Bank Closing shall be for the benefit of the Assuming Bank.
     4.4 Agreement with Respect to Safekeeping Business. The Receiver transfers, conveys and delivers to the Assuming Bank and the Assuming Bank accepts all securities and other items, if any, held by the Failed Bank in safekeeping for its customers as of Bank Closing. The Assuming Bank assumes and agrees to honor and discharge, from and after Bank Closing, the duties and obligations of the Failed Bank with respect to such securities and items held in safekeeping. The Assuming Bank shall be entitled to all rights and benefits heretofore accrued or hereafter accruing with respect thereto; provided, that, fees related to the safe keeping business collected prior to Bank Closing shall be for the benefit of the Receiver and fees collected after Bank Closing shall be for the benefit of the Assuming Bank. The Assuming Bank shall provide to the Receiver written verification of all assets held by the Failed Bank for safekeeping within sixty (60) days after Bank Closing.
     4.5 Agreement with Respect to Trust Business.
     (a) The Assuming Bank shall, without further transfer, substitution, act or deed, to the full extent permitted by law, succeed to the rights, obligations, properties, assets, investments, deposits, agreements, and trusts of the Failed Bank under trusts, executorships, administrations, guardianships, and agencies, and other fiduciary or representative capacities, all to the same extent as though the Assuming Bank had assumed the same from the Failed Bank prior to Bank

Execution Copy Whole Bank P&A	Washington Mutual Bank Henderson, Nevada

Closing; provided, that any liability based on the misfeasance, malfeasance or nonfeasance of the Failed Bank, its directors, officers, employees or agents with respect to the trust business is not assumed hereunder.
     (b) The Assuming Bank shall, to the full extent permitted by law, succeed to, and be entitled to take and execute, the appointment to all executorships, trusteeships, guardianships and other fiduciary or representative capacities to which the Failed Bank is or maybe named in wills, whenever probated, or to which the Failed Bank is or may be named or appointed by any other instrument.
     (c) In the event additional proceedings of any kind are necessary to accomplish the transfer of such trust business, the Assuming Bank agrees that, at its own expense, it will take whatever action is necessary to accomplish such transfer. The Receiver agrees to use reasonable efforts to assist the Assuming Bank in accomplishing such transfer.
     (d) The Assuming Bank shall provide to the Receiver written verification of the assets held in connection with the Failed Bank’s trust business within sixty (60) days after Bank Closing.
     4.6 Agreement with Respect to Bank Premises.
     (a) Option to Lease. The Receiver hereby grants to the Assuming Bank an exclusive option for the period of ninety (90) days commencing the day after Bank Closing to cause the Receiver to assign to the Assuming Bank any or all leases for leased Bank Premises, if any, which have been continuously occupied by the Assuming Bank from Bank Closing to the date it elects to accept an assignment of the leases with respect thereto to the extent such leases can be assigned; provided, that the exercise of this option with respect to any lease must be as to all premises or other property subject to the lease. If an assignment cannot be made of any such leases, the Receiver may, in its discretion, enter into subleases with the Assuming Bank containing the same terms and conditions provided under such existing leases for such leased Bank Premises or other property. The Assuming Bank shall give notice to the Receiver within the option period of its election to accept or not to accept an assignment of any or all leases (or enter into subleases or new leases in lieu thereof). The Assuming Bank agrees to assume all leases assigned (or enter into subleases in lieu thereof) pursuant to this Section 4.6.
     (b) Facilitation. The Receiver agrees to facilitate the assumption, assignment or sublease of leases or the negotiation of new leases by the Assuming Bank; provided, that neither the Receiver nor the Corporation shall be obligated to engage in litigation, make payments to the Assuming Bank or to any third party in connection with facilitating any such assumption, assignment, sublease or negotiation or commit to any other obligations to third parties.
     (c) Occupancy. The Assuming Bank shall give the Receiver fifteen (15) days’ prior written notice of its intention to vacate prior to vacating any leased Bank Premises with respect to which the Assuming Bank has not exercised the option provided in Section 4.6(a). Any such notice shall be deemed to terminate the Assuming Bank’s option with respect to such leased Bank Premises.

Execution Copy Whole Bank P&A	Washington Mutual Bank Henderson, Nevada

     (d) Occupancy Costs.
          (i) The Assuming Bank agrees, during the period of any occupancy by it of leased Bank Premises, to pay to the Receiver, or to appropriate third parties at the direction of the Receiver, all operating costs with respect thereto and to comply with all relevant terms of applicable leases entered into by the Failed Bank, including without limitation the timely payment of all rent, taxes, fees, charges, utilities, insurance and assessments.
          (ii) The Assuming Bank agrees during the period of occupancy by it of leased Bank Premises to pay to the Receiver rent for the use of all leased Furniture and Equipment and all owned or leased Fixtures located on such Bank Premises for the period of such occupancy. Rent for such property owned by the Failed Bank shall be the market rental value thereof, as determined by the Receiver within sixty (60) days after Bank Closing. Rent for such leased property shall be an amount equal to any and all rent and other amounts which the Receiver incurs or accrues as an obligation or is obligated to pay for such period of occupancy pursuant to all leases and contracts with respect to such property. If the Assuming Bank purchases any owned Fixtures in accordance with Section 4.6(f), the amount of any rents paid by the Assuming Bank with respect thereto shall be applied as an offset against the purchase price thereof.
     (e) Certain Requirements as to Furniture, Equipment and Fixtures. If the Assuming Bank accepts an assignment of the lease (or enters into a sublease or a new lease in lieu thereof) for leased Bank Premises, or if the Assuming Bank does not exercise such option but within twelve (12) months following Bank Closing obtains the right to occupy such premises (whether by assignment, lease, sublease, purchase or otherwise), other than in accordance with Section 4.6(a), the Assuming Bank shall (i) accept an assignment or a sublease of the leases or negotiate new leases for all Furniture and Equipment and Fixtures leased by the Failed Bank and located thereon, and (ii) if applicable, accept an assignment or a sublease of any ground lease or negotiate a new ground lease with respect to any land on which such Bank Premises are located; provided, that the Receiver shall not have disposed of such Furniture and Equipment and Fixtures or repudiated the leases specified in clause (i) or (ii).
     (f) Vacating Premises. If the Assuming Bank elects not to accept an assignment of the lease or sublease any leased Bank Premises, the notice of such election in accordance with Section 4.6(a) shall specify the date upon which the Assuming Bank’s occupancy of such leased Bank Premises shall terminate, which date shall not be later than the date which is one hundred eighty (180) days after Bank Closing. Upon vacating such premises, the Assuming Bank shall relinquish and release to the Receiver such premises and the Fixtures located thereon in the same condition as at Bank Closing, normal wear and tear excepted. By failing to provide notice of its intention to vacate such premises prior to the expiration of the option period specified in Section 4.6(a), or by occupying such premises after the one hundred eighty (180)-day period specified above in this paragraph, the Assuming Bank shall, at the Receiver’s option, (x) be deemed to have assumed all leases, obligations and liabilities with respect to such premises (including any ground lease with respect to the land on which premises are located), and leased Furniture and Equipment and leased Fixtures located thereon in accordance with this Section 4.6 (unless the

Execution Copy Whole Bank P&A	Washington Mutual Bank Henderson, Nevada

Receiver previously repudiated any such lease), and (y) be required to purchase all Fixtures owned by the Failed Bank and located on such premises as of Bank Closing.
     (g) Omitted.
     4.7 Agreement with Respect to Leased Data Processing Equipment
     (a) The Receiver hereby grants to the Assuming Bank an exclusive option for the period of ninety (90) days commencing the day after Bank Closing to accept an assignment from the Receiver of any or all Data Processing Leases to the extent that such Data Processing Leases can be assigned.
     (b) The Assuming Bank shall (i) give written notice to the Receiver within the option period specified in Section 4.7(a) of its intent to accept an assignment or sublease of any or all Data Processing Leases and promptly accept an assignment or sublease of such Data Processing Leases, and (ii) give written notice to the appropriate lessor(s) that it has accepted an assignment or sublease of any such Data Processing Leases.
     (c) The Receiver agrees to facilitate the assignment or sublease of Data Processing Leases or the negotiation of new leases or license agreements by the Assuming Bank; provided, that neither the Receiver nor the Corporation shall be obligated to engage in litigation or make payments to the Assuming Bank or to any third party in connection with facilitating any such assumption, assignment, sublease or negotiation.
     (d) The Assuming Bank agrees, during its period of use of any property subject to a Data Processing Lease, to pay to the Receiver or to appropriate third parties at the direction of the Receiver all operating costs with respect thereto and to comply with all relevant terms of the applicable Data Processing Leases entered into by the Failed Bank, including without limitation the timely payment of all rent, taxes, fees, charges, utilities, insurance and assessments.
     (e) The Assuming Bank shall, not later than fifty (50) days after giving the notice provided in Section 4.7(b), (i) relinquish and release to the Receiver all property subject to the relevant Data Processing Lease, in the same condition as at Bank Closing, normal wear and tear excepted, or (ii) accept an assignment or a sublease thereof or negotiate a new lease or license agreement under this Section 4.7.
     4.8 Agreement with Respect to Certain Existing Agreements.
     With respect to agreements existing as of Bank Closing which provide for the rendering of services by or to the Failed Bank, within one hundred twenty (120) days after Bank Closing, the Assuming Bank shall give the Receiver written notice specifying whether it elects to assume or not to assume each such agreement. Except as may be otherwise provided in this Article IV, the Assuming Bank agrees to comply with the terms of each such agreement for a period commencing on the day after Bank Closing and ending on: (i) in the case of an agreement that provides for the rendering of services by the Failed Bank, the date which is ninety (90) days after Bank Closing, and (ii) in the case of an agreement that provides for the rendering of services to

Execution Copy Whole Bank P&A	Washington Mutual Bank Henderson, Nevada

the Failed Bank, the date which is thirty (30) days after the Assuming Bank has given notice to the Receiver of its election not to assume such agreement; provided, that the Receiver can reasonably make such service agreements available to the Assuming Bank. The Assuming Bank shall be deemed by the Receiver to have assumed agreements for which no notification is timely given. The Receiver agrees to assign, transfer, convey, and deliver to the Assuming Bank all right, title and interest of the Receiver, if any, in and to agreements the Assuming Bank assumes hereunder. In the event the Assuming Bank elects not to accept an assignment of any lease (or sublease) or negotiate a new lease for leased Bank Premises under Section 4.6 and does not otherwise occupy such premises, the provisions of this Section 4.8 shall not apply to service agreements related to such premises. The Assuming Bank agrees, during the period it has the use or benefit of any such agreement, promptly to pay to the Receiver or to appropriate third parties at the direction of the Receiver all operating costs with respect thereto and to comply with all relevant terms of such agreement. This paragraph shall not apply with respect to deposit contracts which are expressly assumed by the Assuming Bank under Section 2.2 of this Agreement.
     4.9 Informational Tax Reporting. The Assuming Bank agrees to perform all obligations of the Failed Bank with respect to Federal and State income tax informational reporting related to (i) the Assets and the Liabilities Assumed, (ii) deposit accounts that were closed and loans that were paid off or collateral obtained with respect thereto prior to Bank Closing, (iii) miscellaneous payments made to vendors of the Failed Bank, and (iv) any other asset or liability of the Failed Bank, including, without limitation, loans not purchased and Deposits not assumed by the Assuming Bank, as may be required by the Receiver.
Under a private letter ruling (PLR) issued to the FDIC in January of 1988, the Internal Revenue Service will allow the Assuming Bank to report for the Failed Bank transactions under its own TIN for the entire year 2008; there is no need to dual-report for different payors in pre- v. post-closing date periods.
The Assuming Bank agrees to prepare on behalf of the Receiver all required Federal and State compliance and income/franchise tax returns for the Failed Bank and acquired subsidiary entities as of Bank Closing. The returns will be provided to the Receiver within the statutorily required filing timeframe.
     4.10 Insurance. The Assuming Bank agrees to obtain insurance coverage effective from and after Bank Closing, including public liability, fire and extended coverage insurance acceptable to the Receiver with respect to leased Bank Premises that it occupies, and all leased Furniture and Equipment and Fixtures and leased data processing equipment (including hardware and software) located thereon, in the event such insurance coverage is not already in force and effect with respect to the Assuming Bank as the insured as of Bank Closing. All such insurance shall, where appropriate (as determined by the Receiver), name the Receiver as an additional insured.
     4.11 Office Space for Receiver and Corporation. For the period commencing on the day following Bank Closing and ending on the one hundred eightieth (180th) day thereafter, the Assuming Bank agrees to provide to the Receiver and the Corporation, without charge, adequate

Execution Copy Whole Bank P&A	Washington Mutual Bank Henderson, Nevada

and suitable office space (including parking facilities and vault space), furniture, equipment (including photocopying and telecopying machines) and utilities (including local telephone service and a dedicated broadband or T-1 internet service) at the Bank Premises occupied by the Assuming Bank for their use in the discharge of their respective functions with respect to the Failed Bank. In the event the Receiver and the Corporation determine that the space provided is inadequate or unsuitable, the Receiver and the Corporation may relocate to other quarters having adequate and suitable space and the costs of relocation and any rental and utility costs for the balance of the period of occupancy by the Receiver and the Corporation shall be borne by the Assuming Bank.
     4.12 Omitted.
     4.13 Omitted.
ARTICLE V
DUTIES WITH RESPECT TO DEPOSITORS OF THE FAILED BANK
     5.1 Payment of Checks. Drafts and Orders. Subject to Section 9.5, the Assuming Bank agrees to pay all properly drawn checks, drafts and withdrawal orders of depositors of the Failed Bank presented for payment, whether drawn on the check or draft forms provided by the Failed Bank or by the Assuming Bank, to the extent that the Deposit balances to the credit of the respective makers or drawers assumed by the Assuming Bank under this Agreement are sufficient to permit the payment thereof, and in all other respects to discharge, in the usual course of conducting a banking business, the duties and obligations of the Failed Bank with respect to the Deposit balances due and owing to the depositors of the Failed Bank assumed by the Assuming Bank under this Agreement.
     5.2 Certain Agreements Related to Deposits. Subject to Section 2.2, the Assuming Bank agrees to honor the terms and conditions of any written escrow or mortgage servicing agreement or other similar agreement relating to a Deposit liability assumed by the Assuming Bank pursuant to this Agreement.
     5.3 Notice to Depositors.
     (a) Within thirty (30) days after Bank Closing, the Assuming Bank shall give (i) notice to depositors of the Failed Bank of its assumption of the Deposit liabilities of the Failed Bank, and (ii) any notice required under Section 2.2, by mailing to each such depositor a notice with respect to such assumption and by advertising in a newspaper of general circulation in the county or counties in which the Failed Bank was located. The Assuming Bank agrees that it will obtain prior approval of all such notices and advertisements from counsel for the Receiver and that such notices and advertisements shall not be mailed or published until such approval is received.
     (b) The Assuming Bank shall give notice by mail to depositors of the Failed Bank concerning the procedures to claim their deposits, which notice shall be provided to the

Execution Copy Whole Bank P&A	Washington Mutual Bank Henderson, Nevada

Assuming Bank by the Receiver or the Corporation. Such notice shall be included with the notice to depositors to be mailed by the Assuming Bank pursuant to Section 5.3(a).
     (c) If the Assuming Bank proposes to charge fees different from those charged by the Failed Bank before it establishes new deposit account relationships with the depositors of the Failed Bank, the Assuming Bank shall give notice by mail of such changed fees to such depositors.
ARTICLE VI
RECORDS
     6.1 Transfer of Records.
     (a) In accordance with Section 3.1, the Receiver assigns, transfers, conveys and delivers to the Assuming Bank the following Records pertaining to the Deposit liabilities of the Failed Bank assumed by the Assuming Bank under this Agreement, except as provided in Section 6.4:
(i)	signature cards, orders, contracts between the Failed Bank and its depositors and Records of similar character;

(ii)	passbooks of depositors held by the Failed Bank, deposit slips, cancelled checks and withdrawal orders representing charges to accounts of depositors;
and the following Records pertaining to the Assets:
(iii)	records of deposit balances carried with other banks, bankers or trust companies;

(iv)	Loan and collateral records and Credit Files and other documents;

(v)	deeds, mortgages, abstracts, surveys, and other instruments or records of title pertaining to real estate or real estate mortgages;

(vi)	signature cards, agreements and records pertaining to Safe Deposit Boxes, if any; and

(vii)	records pertaining to the credit card business, trust business or safekeeping business of the Failed Bank, if any.
     (b) The Receiver, at its option, may assign and transfer to the Assuming Bank by a single blanket assignment or otherwise, as soon as practicable after Bank Closing, any other Records not assigned and transferred to the Assuming Bank as provided in this Agreement, including but not limited to loan disbursement checks, general ledger tickets, official bank checks, proof transactions (including proof tapes) and paid out loan files.

Execution Copy Whole Bank P&A	Washington Mutual Bank Henderson, Nevada

     6.2 Delivery of Assigned Records. The Receiver shall deliver to the Assuming Bank all Records described in (i) Section 6.1(a) as soon as practicable on or after the date of this Agreement, and (ii) Section 6.1(b) as soon as practicable after making any assignment described therein.
     6.3 Preservation of Records. The Assuming Bank agrees that it will preserve and maintain for the joint benefit of the Receiver, the Corporation and the Assuming Bank, all Records of which it has custody for such period as either the Receiver or the Corporation in its discretion may require, until directed otherwise, in writing, by the Receiver or Corporation. The Assuming Bank shall have the primary responsibility to respond to subpoenas, discovery requests, and other similar official inquiries with respect to the Records of which it has custody.
     6.4 Access to Records; Copies. The Assuming Bank agrees to permit the Receiver and the Corporation access to all Records of which the Assuming Bank has custody, and to use, inspect, make extracts from or request copies of any such Records in the manner and to the extent requested, and to duplicate, in the discretion of the Receiver or the Corporation, any Record in the form of microfilm or microfiche pertaining to Deposit account relationships; provided, that in the event that the Failed Bank maintained one or more duplicate copies of such microfilm or microfiche Records, the Assuming Bank hereby assigns, transfers, and conveys to the Corporation one such duplicate copy of each such Record without cost to the Corporation, and agrees to deliver to the Corporation all Records assigned and transferred to the Corporation under this Article VI as soon as practicable on or after the date of this Agreement. The party requesting a copy of any Record shall bear the cost (based on standard accepted industry charges to the extent applicable, as determined by the Receiver) for providing such duplicate Records. A copy of each Record requested shall be provided as soon as practicable by the party having custody thereof.
ARTICLE VII
BID; INITIAL PAYMENT
The Assuming Bank has submitted to the Receiver a positive bid of $1,888,000,000.00 for the Assets purchased and Liabilities Assumed hereunder (the “Bid Amount”). On the Payment Date, the Assuming Bank will pay to the Corporation, or the Corporation will pay to the Assuming Bank, as the case may be, the Initial Payment, together with interest on such amount (if the Payment Date is not the day following the day of Bank Closing) from and including the day following Bank Closing to and including the day preceding the Payment Date at the Settlement Interest Rate.

Execution Copy Whole Bank P&A	Washington Mutual Bank Henderson, Nevada

ARTICLE VIII
PROFORMA
The Assuming Bank, as soon as practical after Bank Closing, in accordance with the best information then available, shall provide to the Receiver a Proforma Statement of Condition indicating all assets and liabilities of the Failed Bank as shown on the Failed Bank’s books and records as of Bank Closing and reflecting which assets and liabilities are passing to the Assuming Bank and which assets and liabilities are to be retained by the Receiver. In addition, the Assuming Bank is to provide to the Receiver, in a standard data request as defined by the Receiver, an electronic database of all loans, deposits, and subsidiaries and other business combinations owned by the Failed Bank as of Bank Closing. See Schedule 3.1a.
ARTICLE IX
CONTINUING COOPERATION
     9.1 General Matters. The parties hereto agree that they will, in good faith and with their best efforts, cooperate with each other to carry out the transactions contemplated by this Agreement and to effect the purposes hereof.
     9.2 Additional Title Documents. The Receiver, the Corporation and the Assuming Bank each agree, at any time, and from time to time, upon the request of any party hereto, to execute and deliver such additional instruments and documents of conveyance as shall be reasonably necessary to vest in the appropriate party its full legal or equitable title in and to the property transferred pursuant to this Agreement or to be transferred in accordance herewith. The Assuming Bank shall prepare such instruments and documents of conveyance (in form and substance satisfactory to the Receiver) as shall be necessary to vest title to the Assets in the Assuming Bank. The Assuming Bank shall be responsible for recording such instruments and documents of conveyance at its own expense.
     9.3 Claims and Suits.
     (a) The Receiver shall have the right, in its discretion, to (i) defend or settle any claim or suit against the Assuming Bank with respect to which the Receiver has indemnified the Assuming Bank in the same manner and to the same extent as provided in Article XII, and (ii) defend or settle any claim or suit against the Assuming Bank with respect to any Liability Assumed, which claim or suit may result in a loss to the Receiver arising out of or related to this Agreement, or which existed against the Failed Bank on or before Bank Closing. The exercise by the Receiver of any rights under this Section 9.3(a) shall not release the Assuming Bank with respect to any of its obligations under this Agreement.
     (b) In the event any action at law or in equity shall be instituted by any Person against the Receiver and the Corporation as codefendants with respect to any asset of the Failed Bank retained or acquired pursuant to this Agreement by the Receiver, the Receiver agrees, at the request of the Corporation, to join with the Corporation in a petition to remove the action to the United States District Court for the proper district. The Receiver agrees to institute, with or without joinder of the Corporation as coplaintiff, any action with respect to any such retained or acquired asset or any matter connected therewith whenever notice requiring such action shall be given by the Corporation to the Receiver.

Execution Copy Whole Bank P&A	Washington Mutual Bank Henderson, Nevada

     9.4 Payment of Deposits. In the event any depositor does not accept the obligation of the Assuming Bank to pay any Deposit liability of the Failed Bank assumed by the Assuming Bank pursuant to this Agreement and asserts a claim against the Receiver for all or any portion of any such Deposit liability, the Assuming Bank agrees on demand to provide to the Receiver funds sufficient to pay such claim in an amount not in excess of the Deposit liability reflected on the books of the Assuming Bank at the time such claim is made. Upon payment by the Assuming Bank to the Receiver of such amount, the Assuming Bank shall be discharged from any further obligation under this Agreement to pay to any such depositor the amount of such Deposit liability paid to the Receiver.
     9.5 Withheld Payments. At any time, the Receiver or the Corporation may, in its discretion, determine that all or any portion of any deposit balance assumed by the Assuming Bank pursuant to this Agreement does not constitute a “Deposit” (or otherwise, in its discretion, determine that it is the best interest of the Receiver or Corporation to withhold all or any portion of any deposit), and may direct the Assuming Bank to withhold payment of all or any portion of any such deposit balance. Upon such direction, the Assuming Bank agrees to hold such deposit and not to make any payment of such deposit balance to or on behalf of the depositor, or to itself, whether by way of transfer, set-off, or otherwise. The Assuming Bank agrees to maintain the “withheld payment” status of any such deposit balance until directed in writing by the Receiver or the Corporation as to its disposition. At the direction of the Receiver or the Corporation, the Assuming Bank shall return all or any portion of such deposit balance to the Receiver or the Corporation, as appropriate, and thereupon the Assuming Bank shall be discharged from any further liability to such depositor with respect to such returned deposit balance. If such deposit balance has been paid to the depositor prior to a demand for return by the Corporation or the Receiver, and payment of such deposit balance had not been previously withheld pursuant to this Section, the Assuming Bank shall not be obligated to return such deposit balance to the Receiver or the Corporation. The Assuming Bank shall be obligated to reimburse the Corporation or the Receiver, as the case may be, for the amount of any deposit balance or portion thereof paid by the Assuming Bank in contravention of any previous direction to withhold payment of such deposit balance or return such deposit balance the payment of which was withheld pursuant to this Section.
     9.6 Proceedings with Respect to Certain Assets and Liabilities.
     (a) In connection with any investigation, proceeding or other matter with respect to any asset or liability of the Failed Bank retained by the Receiver, or any asset of the Failed Bank acquired by the Receiver pursuant to this Agreement, the Assuming Bank shall cooperate to the extent reasonably required by the Receiver.
     (b) In addition to its obligations under Section 6.4, the Assuming Bank shall provide representatives of the Receiver access at reasonable times and locations without other limitation or qualification to (i) its directors, officers, employees and agents and those of the Subsidiaries acquired by the Assuming Bank, and (ii) its books and records, the books and records of such Subsidiaries and all Credit Files, and copies thereof. Copies of books, records and Credit Files

Execution Copy Whole Bank P&A	Washington Mutual Bank Henderson, Nevada

shall be provided by the Assuming Bank as requested by the Receiver and the costs of duplication thereof shall be borne by the Receiver.
     (c) Not later than ten (10) days after the Put Notice pursuant to Section 3.4 or the date of the notice of transfer of any Loan by the Assuming Bank to the Receiver pursuant to Section 3.6, the Assuming Bank shall deliver to the Receiver such documents with respect to such Loan as the Receiver may request, including without limitation the following: (i) all related Credit Documents (other than certificates, notices and other ancillary documents), (ii) a certificate setting forth the principal amount on the date of the transfer and the amount of interest, fees and other charges then accrued and unpaid thereon, and any restrictions on transfer to which any such Loan is subject, and (iii) all Credit Files, and all documents, microfiche, microfilm and computer records (including but not limited to magnetic tape, disc storage, card forms and printed copy) maintained by, owned by, or in the possession of the Assuming Bank or any Affiliate of the Assuming Bank relating to the transferred Loan.
     9.7 Information. The Assuming Bank promptly shall provide to the Corporation such other information, including financial statements and computations, relating to the performance of the provisions of this Agreement as the Corporation or the Receiver may request from time to time, and, at the request of the Receiver, make available employees of the Failed Bank employed or retained by the Assuming Bank to assist in preparation of the pro forma statement pursuant to Section 8.1.
ARTICLE X
CONDITION PRECEDENT
     The obligations of the parties to this Agreement are subject to the Receiver and the Corporation having received at or before Bank Closing evidence reasonably satisfactory to each of any necessary approval, waiver, or other action by any governmental authority, the board of directors of the Assuming Bank, or other third party, with respect to this Agreement and the transactions contemplated hereby, the closing of the Failed Bank and the appointment of the Receiver, the chartering of the Assuming Bank, and any agreements, documents, matters or proceedings contemplated hereby or thereby.
ARTICLE XI
REPRESENTATIONS AND WARRANTIES OF THE ASSUMING BANK
     The Assuming Bank represents and warrants to the Corporation and the Receiver as follows:
     (a) Corporate Existence and Authority. The Assuming Bank (i) is duly organized, validly existing and in good standing under the laws of its Chartering Authority and has full power and authority to own and operate its properties and to conduct its business as now conducted by it, and (ii) has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The Assuming Bank has taken all necessary corporate

Execution Copy Whole Bank P&A	Washington Mutual Bank Henderson, Nevada

action to authorize the execution, delivery and performance of this Agreement and the performance of the transactions contemplated hereby.
     (b) Third Party Consents. No governmental authority or other third party consents (including but not limited to approvals, licenses, registrations or declarations) are required in connection with the execution, delivery or performance by the Assuming Bank of this Agreement, other than such consents as have been duly obtained and are in full force and effect.
     (c) Execution and Enforceability. This Agreement has been duly executed and delivered by the Assuming Bank and when this Agreement has been duly authorized, executed and delivered by the Corporation and the Receiver, this Agreement will constitute the legal, valid and binding obligation of the Assuming Bank, enforceable in accordance with its terms.
     (d) Compliance with Law.
            (i) Neither the Assuming Bank nor any of its Subsidiaries is in violation of any statute, regulation, order, decision, judgment or decree of, or any restriction imposed by, the United States of America, any State, municipality or other political subdivision or any agency of any of the foregoing, or any court or other tribunal having jurisdiction over the Assuming Bank or any of its Subsidiaries or any assets of any such Person, or any foreign government or agency thereof having such jurisdiction, with respect to the conduct of the business of the Assuming Bank or of any of its Subsidiaries, or the ownership of the properties of the Assuming Bank or any of its Subsidiaries, which, either individually or in the aggregate with all other such violations, would materially and adversely affect the business, operations or condition (financial or otherwise) of the Assuming Bank or the ability of the Assuming Bank to perform, satisfy or observe any obligation or condition under this Agreement.
            (ii) Neither the execution and delivery nor the performance by the Assuming Bank of this Agreement will result in any violation by the Assuming Bank of, or be in conflict with, any provision of any applicable law or regulation, or any order, writ or decree of any court or governmental authority.
     (e) Representations Remain True. The Assuming Bank represents and warrants that it has executed and delivered to the Corporation a Purchaser Eligibility Certification and Confidentiality Agreement and that all information provided and representations made by or on behalf of the Assuming Bank in connection with this Agreement and the transactions contemplated hereby, including, but not limited to, the Purchaser Eligibility Certification and Confidentiality Agreement (which are affirmed and ratified hereby) are and remain true and correct in all material respects and do not fail to state any fact required to make the information contained therein not misleading.

Execution Copy Whole Bank P&A	Washington Mutual Bank Henderson, Nevada

ARTICLE XII
INDEMNIFICATION
     12.1 Indemnification of Indemnitees. From and after Bank Closing and subject to the limitations set forth in this Section and Section 12.6 and compliance by the Indemnitees with Section 12.2, the Receiver agrees to indemnify and hold harmless the Indemnitees against any and all costs, losses, liabilities, expenses (including attorneys’ fees) incurred prior to the assumption of defense by the Receiver pursuant to paragraph (d) of Section 12.2, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with claims against any Indemnitee (1) based on liabilities of the Failed Bank that are not assumed by the Assuming Bank pursuant to this Agreement or subsequent to the execution hereof by the Assuming Bank or any Subsidiary or Affiliate of the Assuming Bank for which indemnification is provided hereunder in (a) of this Section 12.1 or (2) described in Section 12.1(a) below subject in each case to certain exclusions as provided in (b) of this Section 12.1:
     (a)
          (1) claims based on the rights of any shareholder or former shareholder as such of (x) the Failed Bank, or (y) any Subsidiary or Affiliate of the Failed Bank;
          (2) claims based on the rights of any creditor as such of the Failed Bank, or any creditor as such of any director, officer, employee or agent of the Failed Bank or any Affiliate of the Failed Bank, with respect to any indebtedness or other obligation of the Failed Bank or any Affiliate of the Failed Bank arising prior to Bank Closing;
          (3) claims based on the rights of any present or former director, officer, employee or agent as such of the Failed Bank or of any Subsidiary or Affiliate of the Failed Bank;
          (4) claims based on any action or inaction prior to Bank Closing of the Failed Bank, its directors, officers, employees or agents as such, or any Subsidiary or Affiliate of the Failed Bank, or the directors, officers, employees or agents as such of such Subsidiary or Affiliate;
          (5) claims based on any malfeasance, misfeasance or nonfeasance of the Failed Bank, its directors, officers, employees or agents with respect to the trust business of the Failed Bank, if any;
          (6) claims based on any failure or alleged failure (not in violation of law) by the Assuming Bank to continue to perform any service or activity previously performed by the Failed Bank which the Assuming Bank is not required to perform pursuant to this Agreement or which arise under any contract to which the Failed Bank was a party which the Assuming Bank elected not to assume in accordance with this Agreement and which neither the Assuming Bank nor any Subsidiary or Affiliate of the Assuming Bank has assumed subsequent to the execution hereof;
          (7) claims arising from any action or inaction of any Indemnitee, including for purposes of this Section 12.1(a)(7) the former officers or employees of the Failed Bank or of any Subsidiary or Affiliate of the Failed Bank that is taken upon the specific written direction of the Corporation or the Receiver, other than any action or inaction taken in a manner constituting bad faith, gross negligence or willful misconduct; and

Execution Copy Whole Bank P&A	Washington Mutual Bank Henderson, Nevada

          (8) claims based on the rights of any depositor of the Failed Bank whose deposit has been accorded “withheld payment” status and/or returned to the Receiver or Corporation in accordance with Section 9.5 and/or has become an “unclaimed deposit” or has been returned to the Corporation or the Receiver in accordance with Section 2.3;
          (9) claims asserted by, or derivatively by any shareholder on behalf of, the Failed Bank’s parent company based on the process of bidding, negotiation, execution and consummation of the transactions contemplated by this Agreement, provided that (x) the amount of the indemnification paid or payable pursuant to this clause (9) shall not exceed $500,000,000, and (y) the indemnification provided by this clause (9) shall cover only those claims specifically enumerated in the FDIC’s approval of the transactions contemplated by this Agreement.
     (b) provided, that, with respect to this Agreement, except for paragraphs (7), (8) and (9) of Section 12.1(a), no indemnification will be provided under this Agreement for any:
          (1) judgment or fine against, or any amount paid in settlement (without the written approval of the Receiver) by, any Indemnitee in connection with any action that seeks damages against any Indemnitee (a “counterclaim”) arising with respect to any Asset and based on any action or inaction of either the Failed Bank, its directors, officers, employees or agents as such prior to Bank Closing, unless any such judgment, fine or amount paid in settlement exceeds the greater of (i) the Repurchase Price of such Asset, or (ii) the monetary recovery sought on such Asset by the Assuming Bank in the cause of action from which the counterclaim arises; and in such event the Receiver will provide indemnification only in the amount of such excess; and no indemnification will be provided for any costs or expenses other than any costs or expenses (including attorneys’ fees) which, in the determination of the Receiver, have been actually and reasonably incurred by such Indemnitee in connection with the defense of any such counterclaim; and it is expressly agreed that the Receiver reserves the right to intervene, in its discretion, on its behalf and/or on behalf of the Receiver, in the defense of any such counterclaim;
          (2) claims with respect to any liability or obligation of the Failed Bank that is expressly assumed by the Assuming Bank pursuant to this Agreement or subsequent to the execution hereof by the Assuming Bank or any Subsidiary or Affiliate of the Assuming Bank;
          (3) claims with respect to any liability of the Failed Bank to any present or former employee as such of the Failed Bank or of any Subsidiary or Affiliate of the Failed Bank, which liability is expressly assumed by the Assuming Bank pursuant to this Agreement or subsequent to the execution hereof by the Assuming Bank or any Subsidiary or Affiliate of the Assuming Bank;
          (4) claims based on the failure of any Indemnitee to seek recovery of damages from the Receiver for any claims based upon any action or inaction of the Failed Bank, its directors, officers, employees or agents as fiduciary, agent or custodian prior to Bank Closing;
          (5) claims based on any violation or alleged violation by any Indemnitee of the antitrust, branching, banking or bank holding company or securities laws of the United States of America or any State thereof;

Execution Copy Whole Bank P&A	Washington Mutual Bank Henderson, Nevada

          (6) claims based on the rights of any present or former creditor, customer, or supplier as such of the Assuming Bank or any Subsidiary or Affiliate of the Assuming Bank;
          (7) claims based on the rights of any present or former shareholder as such of the Assuming Bank or any Subsidiary or Affiliate of the Assuming Bank regardless of whether any such present or former shareholder is also a present or former shareholder of the Failed Bank;
          (8) claims, if the Receiver determines that the effect of providing such indemnification would be to (i) expand or alter the provisions of any warranty or disclaimer thereof provided in Section 3.3 or any other provision of this Agreement, or (ii) create any warranty not expressly provided under this Agreement;
          (9) claims which could have been enforced against any Indemnitee had the Assuming Bank not entered into this Agreement;
          (10) claims based on any liability for taxes or fees assessed with respect to the consummation of the transactions contemplated by this Agreement, including without limitation any subsequent transfer of any Assets or Liabilities Assumed to any Subsidiary or Affiliate of the Assuming Bank;
          (11) except as expressly provided in this Article XII, claims based on any action or inaction of any Indemnitee, and nothing in this Agreement shall be construed to provide indemnification for (i) the Failed Bank, (ii) any Subsidiary or Affiliate of the Failed Bank, or (iii) any present or former director, officer, employee or agent of the Failed Bank or its Subsidiaries or Affiliates; provided, that the Receiver, in its discretion, may provide indemnification hereunder for any present or former director, officer, employee or agent of the Failed Bank or its Subsidiaries or Affiliates who is also or becomes a director, officer, employee or agent of the Assuming Bank or its Subsidiaries or Affiliates;
          (12) claims or actions which constitute a breach by the Assuming Bank of the representations and warranties contained in Article XI;
          (13) claims arising out of or relating to the condition of or generated by an Asset arising from or relating to the presence, storage or release of any hazardous or toxic substance, or any pollutant or contaminant, or condition of such Asset which violate any applicable Federal, State or local law or regulation concerning environmental protection;
          (14) claims based on, related to or arising from any asset, including a loan, acquired or liability assumed by the Assuming Bank, other than pursuant to this Agreement; and
          (15) claims based on, related to or arising from any liability specifically not assumed by the Assuming Bank pursuant to Section 2.5 of this Agreement.
     12.2 Conditions Precedent to Indemnification. It shall be a condition precedent to the obligation of the Receiver to indemnify any Person pursuant to this Article XII that such

Execution Copy Whole Bank P&A	Washington Mutual Bank Henderson, Nevada

Person shall, with respect to any claim made or threatened against such Person for which such Person is or may be entitled to indemnification hereunder:
     (a) give written notice to the Regional Counsel (Litigation Branch) of the Corporation in the manner and at the address provided in Section 13.7 of such claim as soon as practicable after such claim is made or threatened; provided, that notice must be given on or before the date which is six (6) years from the date of this Agreement;
     (b) provide to the Receiver such information and cooperation with respect to such claim as the Receiver may reasonably require;
     (c) cooperate and take all steps, as the Receiver may reasonably require, to preserve and protect any defense to such claim;
     (d) in the event suit is brought with respect to such claim, upon reasonable prior notice, afford to the Receiver the right, which the Receiver may exercise in its sole discretion, to conduct the investigation, control the defense and effect settlement of such claim, including without limitation the right to designate counsel and to control all negotiations, litigation, arbitration, settlements, compromises and appeals of any such claim, all of which shall be at the expense of the Receiver; provided, that the Receiver shall have notified the Person claiming indemnification in writing that such claim is a claim with respect to which the Person claiming indemnification is entitled to indemnification under this Article XII;
     (e) not incur any costs or expenses in connection with any response or suit with respect to such claim, unless such costs or expenses were incurred upon the written direction of the Receiver; provided, that the Receiver shall not be obligated to reimburse the amount of any such costs or expenses unless such costs or expenses were incurred upon the written direction of the Receiver;
     (f) not release or settle such claim or make any payment or admission with respect thereto, unless the Receiver consents in writing thereto, which consent shall not be unreasonably withheld; provided, that the Receiver shall not be obligated to reimburse the amount of any such settlement or payment unless such settlement or payment was effected upon the written direction of the Receiver; and
     (g) take reasonable action as the Receiver may request in writing as necessary to preserve, protect or enforce the rights of the indemnified Person against any Primary Indemnitor.
     12.3 No Additional Warranty. Nothing in this Article XII shall be construed or deemed to (i) expand or otherwise alter any warranty or disclaimer thereof provided under Section 3.3 or any other provision of this Agreement with respect to, among other matters, the title, value, collectibility, genuineness, enforceability or condition of any (x) Asset, or (y) asset of the Failed Bank purchased by the Assuming Bank subsequent to the execution of this Agreement by the Assuming Bank or any Subsidiary or Affiliate of the Assuming Bank, or (ii) create any warranty not expressly provided under this Agreement with respect thereto.

Execution Copy Whole Bank P&A	Washington Mutual Bank Henderson, Nevada

     12.4 Indemnification of Receiver and Corporation. From and after Bank Closing, the Assuming Bank agrees to indemnify and hold harmless the Corporation and the Receiver and their respective directors, officers, employees and agents from and against any and all costs, losses, liabilities, expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any of the following:
     (a) claims based on any and all liabilities or obligations of the Failed Bank assumed by the Assuming Bank pursuant to this Agreement or subsequent to the execution hereof by the Assuming Bank or any Subsidiary or Affiliate of the Assuming Bank, whether or not any such liabilities subsequently are sold and/or transferred, other than any claim based upon any action or inaction of any Indemnitee as provided in paragraph (7) or (8) of Section 12.1(a); and
     (b) claims based on any act or omission of any Indemnitee (including but not limited to claims of any Person claiming any right or title by or through the Assuming Bank with respect to Assets transferred to the Receiver pursuant to Section 3.4 or 3.6), other than any action or inaction of any Indemnitee as provided in paragraph (7) or (8) of Section 12.1(a).
     12.5 Obligations Supplemental. The obligations of the Receiver, and the Corporation as guarantor in accordance with Section 12.7, to provide indemnification under this Article XII are to supplement any amount payable by any Primary Indemnitor to the Person indemnified under this Article XII. Consistent with that intent, the Receiver agrees only to make payments pursuant to such indemnification to the extent not payable by a Primary Indemnitor. If the aggregate amount of payments by the Receiver, or the Corporation as guarantor in accordance with Section 12.7, and all Primary Indemnitors with respect to any item of indemnification under this Article XII exceeds the amount payable with respect to such item, such Person being indemnified shall notify the Receiver thereof and, upon the request of the Receiver, shall promptly pay to the Receiver, or the Corporation as appropriate, the amount of the Receiver’s (or Corporation’s) payments to the extent of such excess.
     12.6 Criminal Claims. Notwithstanding any provision of this Article XII to the contrary, in the event that any Person being indemnified under this Article XII shall become involved in any criminal action, suit or proceeding, whether judicial, administrative or investigative, the Receiver shall have no obligation hereunder to indemnify such Person for liability with respect to any criminal act or to the extent any costs or expenses are attributable to the defense against the allegation of any criminal act, unless (i) the Person is successful on the merits or otherwise in the defense against any such action, suit or proceeding, or (ii) such action, suit or proceeding is terminated without the imposition of liability on such Person.
     12.7 Limited Guaranty of the Corporation. The Corporation hereby guarantees performance of the Receiver’s obligation to indemnify the Assuming Bank as set forth in this Article XII. It is a condition to the Corporation’s obligation hereunder that the Assuming Bank shall comply in all respects with the applicable provisions of this Article XII. The Corporation shall be liable hereunder only for such amounts, if any, as the Receiver is obligated to pay under the terms of this Article XII but shall fail to pay. Except as otherwise provided above in this Section 12.7, nothing in this Article XII is intended or shall be construed to create any liability or obligation on the part of the Corporation, the United States of America or any department or

Execution Copy Whole Bank P&A	Washington Mutual Bank Henderson, Nevada

agency thereof under or with respect to this Article XII, or any provision hereof, it being the intention of the parties hereto that the obligations undertaken by the Receiver under this Article XII are the sole and exclusive responsibility of the Receiver and no other Person or entity.
     12.8 Subrogation. Upon payment by the Receiver, or the Corporation as guarantor in accordance with Section 12.7, to any Indemnitee for any claims indemnified by the Receiver under this Article XII, the Receiver, or the Corporation as appropriate, shall become subrogated to all rights of the Indemnitee against any other Person to the extent of such payment.
ARTICLE XIII
MISCELLANEOUS
     13.1 Entire Agreement. This Agreement embodies the entire agreement of the parties hereto in relation to the subject matter herein and supersedes all prior understandings or agreements, oral or written, between the parties.
     13.2 Headings. The headings and subheadings of the Table of Contents, Articles and Sections contained in this Agreement, except the terms identified for definition in Article I and elsewhere in this Agreement, are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.
     13.3 Counterparts. This Agreement may be executed in any number of counterparts and by the duly authorized representative of a different party hereto on separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.
     13.4 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE FEDERAL LAW OF THE UNITED STATES OF AMERICA, AND IN THE ABSENCE OF CONTROLLING FEDERAL LAW, IN ACCORDANCE WITH THE LAWS OF THE STATE IN WHICH THE MAIN OFFICE OF THE FAILED BANK IS LOCATED.
     13.5 Successors. All terms and conditions of this Agreement shall be binding on the successors and assigns of the Receiver, the Corporation and the Assuming Bank. Except as otherwise specifically provided in this Agreement, nothing expressed or referred to in this Agreement is intended or shall be construed to give any Person other than the Receiver, the Corporation and the Assuming Bank any legal or equitable right, remedy or claim under or with respect to this Agreement or any provisions contained herein, it being the intention of the parties hereto that this Agreement, the obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole and exclusive benefit of the Receiver, the Corporation and the Assuming Bank and for the benefit of no other Person.

Execution Copy Whole Bank P&A	Washington Mutual Bank Henderson, Nevada

     13.6 Modification; Assignment. No amendment or other modification, rescission, release, or assignment of any part of this Agreement shall be effective except pursuant to a written agreement subscribed by the duly authorized representatives of the parties hereto.
     13.7 Notice. Any notice, request, demand, consent, approval or other communication to any party hereto shall be effective when received and shall be given in writing, and delivered in person against receipt therefore, or sent by certified mail, postage prepaid, courier service, telex or facsimile transmission to such party (with copies as indicated below) at its address set forth below or at such other address as it shall hereafter furnish in writing to the other parties. All such notices and other communications shall be deemed given on the date received by the addressee.
Assuming Bank
JPMorgan Chase Bank, National Association
270 Park Avenue
New York, New York 10017
Attention: Brian A. Bessey
with a copy to: Stephen M. Cutler
Receiver and Corporation
Federal Deposit Insurance Corporation,
Receiver of Washington Mutual Bank, Henderson, Nevada
1601 Bryan St., Suite 1700
Dallas, Texas 75201
Attention: Deputy Director (DRR-Field Operations Branch)
with copy to: Regional Counsel (Litigation Branch)
and with respect to notice under Article XII:
Federal Deposit Insurance Corporation
Receiver of Washington Mutual Bank, Henderson, Nevada
1601 Bryan St., Suite 1700
Dallas, Texas 75201
Attention: Regional Counsel (Litigation Branch)
     13.8 Manner of Payment. All payments due under this Agreement shall be in lawful money of the United States of America in immediately available funds as each party hereto may specify to the other parties; provided, that in the event the Receiver or the Corporation is obligated to make any payment hereunder in the amount of $25,000.00 or less, such payment may be made by check.

Execution Copy Whole Bank P&A	Washington Mutual Bank Henderson, Nevada

     13.9 Costs, Fees and Expenses. Except as otherwise specifically provided herein, each party hereto agrees to pay all costs, fees and expenses which it has incurred in connection with or incidental to the matters contained in this Agreement, including without limitation any fees and disbursements to its accountants and counsel; provided, that the Assuming Bank shall pay all fees, costs and expenses (other than attorneys’ fees incurred by the Receiver) incurred in connection with the transfer to it of any Assets or Liabilities Assumed hereunder or in accordance herewith.
     13.10 Waiver. Each of the Receiver, the Corporation and the Assuming Bank may waive its respective rights, powers or privileges under this Agreement; provided, that such waiver shall be in writing; and further provided, that no failure or delay on the part of the Receiver, the Corporation or the Assuming Bank to exercise any right, power or privilege under this Agreement shall operate as a waiver thereof, nor will any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege by the Receiver, the Corporation, or the Assuming Bank under this Agreement, nor will any such waiver operate or be construed as a future waiver of such right, power or privilege under this Agreement.
     13.11 Severability. If any provision of this Agreement is declared invalid or unenforceable, then, to the extent possible, all of the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.
     13.12 Term of Agreement. This Agreement shall continue in full force and effect until the sixth (6th) anniversary of Bank Closing; provided, that the provisions of Section 6.3 and 6.4 shall survive the expiration of the term of this Agreement. Provided, however, the receivership of the Failed Bank may be terminated prior to the expiration of the term of this Agreement; in such event, the guaranty of the Corporation, as provided in and in accordance with the provisions of Section 12.7 shall be in effect for the remainder of the term. Expiration of the term of this Agreement shall not affect any claim or liability of any party with respect to any (i) amount which is owing at the time of such expiration, regardless of when such amount becomes payable, and (ii) breach of this Agreement occurring prior to such expiration, regardless of when such breach is discovered.
     13.13 Survival of Covenants, Etc. The covenants, representations, and warranties in this Agreement shall survive the execution of this Agreement and the consummation of the transactions contemplated hereunder.
[Signature Page Follows]

Execution Copy Whole Bank P&A	Washington Mutual Bank Henderson, Nevada

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

FEDERAL DEPOSIT INSURANCE CORPORATION, RECEIVER OF: WASHINGTON MUTUAL BANK, HENDERSON, NEVADA

	BY:	/Mitchell L. Glassman

	NAME:	Mitchell L. Glassman
	TITLE:	Director

Attest:

/David M. Gearin

FEDERAL DEPOSIT INSURANCE CORPORATION

	BY:	/Mitchell L. Glassman

	NAME:	Mitchell L. Glassman
	TITLE:	Director

Attest:

/David M. Gearin
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

	BY:	/Brian A. Bessey

	NAME:	Brian A. Bessey
	TITLE:	Senior Vice President
Attest:

/Michael Lipsitz

Execution Copy Whole Bank P&A	Washington Mutual Bank Henderson, Nevada